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Non-GAAP financial measures
We refer to the terms EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings, Adjusted Operating Profit, Adjusted Operating Margin, Net Debt, Net Leverage, Free Cash Flow and Free Cash Flow Conversion (as defined in “Summary—Summary financial data”) in various places in this offering memorandum. These are supplemental financial measures that are not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures and press releases of “non-GAAP financial measures,” such as EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Earnings, Adjusted Operating Profit, Adjusted Operating Margin, Net Debt, Net Leverage, Free Cash Flow and Free Cash Flow Conversion and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and require, among other things:
•a presentation with equal or greater prominence of the most comparable financial measure or measures calculated and presented in accordance with GAAP; and
•a statement disclosing the purposes for which the registrant’s management uses the non-GAAP financial measure.
•The rules prohibit, among other things:
othe exclusion of charges or liabilities that require, or will require, cash settlement or would have required cash settlement, absent an ability to settle in another manner, from a non-GAAP liquidity measure; and
othe adjustment of a non-GAAP performance measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.
The non-GAAP financial measures presented in this offering memorandum may not comply with the SEC rules governing the presentation of non-GAAP financial measures. In addition, our measurements of EBITDA, Adjusted EBITDA, Free Cash Flow and Free Cash Flow Conversion and the ratios related thereto may not be comparable to those of other companies. Please see “Summary—Summary financial data” for a discussion of our use of EBITDA, Adjusted EBITDA, Free Cash Flow and Free Cash Flow Conversion in this offering memorandum, including the reasons that we believe this information is useful to management and to investors and a reconciliation of EBITDA, Adjusted EBITDA, Free Cash Flow and Free Cash Flow Conversion and the ratios related thereto to the most closely comparable financial measure calculated in accordance with GAAP.

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Summary
This summary highlights information contained or incorporated by reference elsewhere in this offering memorandum. This summary may not contain all of the information important to you. You should read this entire offering memorandum, including those documents incorporated by reference, including the risk factors and financial data and related notes, before making an investment decision. In this offering memorandum, references to “Moog,” “our Company,” the “Company,” “us,” “we” and “our” refer to Moog Inc. and its consolidated subsidiaries, unless otherwise indicated or the context otherwise requires.
Our fiscal year ends on the Saturday in September or October that is closest to September 30. In the context of any discussion of our financial information in this offering memorandum and the documents incorporated herein, any reference to a year or to any quarter of that year relates to the fiscal year ended on the Saturday in September or October that is closest to September 30 of that year or such quarter of such fiscal year, as applicable. References to “LTM Q1’26” refer to the twelve months ended January 3, 2026, the last day of our most recently completed fiscal quarter.
Our Company
Moog is a worldwide designer, manufacturer and systems integrator of high performance precision motion and fluid controls and control systems for a broad range of applications in aerospace and defense and industrial markets.
Within the aerospace and defense market, our products and systems include:
•Defense market - primary and secondary flight controls and components for military aircraft, tactical and strategic missile steering controls, defense ground vehicle systems including turreted weapon systems and various other defense product components.
•Commercial aircraft market - primary and secondary flight controls and components for commercial aircraft.
•Space market - satellite avionics, propulsion and positioning controls and components, launcher thrust vector controls and components, as well as integrated space vehicles.
In the industrial market, our products are used in a wide range of applications including:
•Industrial market - various components and systems used in applications such as: heavy industrial machinery used for metal forming and pressing, flight simulation motion control systems, energy exploration and generation products, material and automotive structural and fatigue testing systems, as well as liquid cooling pumps used in data centers.
•Medical market - pumps and sets for enteral clinical nutrition and infusion therapy, slip rings used in CT scan medical equipment and various components used in ultrasonic sensors and surgical handpieces.
We operate under four segments: Space and Defense, Military Aircraft, Commercial Aircraft and Industrial. Our principal manufacturing facilities are located in the United States, Philippines, United Kingdom, Germany, Italy, Costa Rica, China, Netherlands, Japan, Canada, India and Lithuania.
For LTM Q1’26, our net sales, net earnings and Adjusted EBITDA were $4,053 million, $256 million and $572 million, respectively. For the definition of Adjusted EBITDA and a reconciliation to net earnings, see “Summary—Summary financial data.”
For LTM Q1’26, our customer base was approximately 51% commercial, 38% U.S. Government and its original equipment manufacturers (“OEMs”), and 11% from other sources. For LTM Q1’26, approximately 58% of revenue was recognized over time (fixed), 7% was recognized over-time (cost-plus) and the remaining 35% was recognized at a point-in-time.

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Our Segments
Space and Defense (LTM Q1’26 sales of $1,190 million, or 29% of total LTM Q1’26 sales)
We design and manufacture critical components and motion-control systems used in defense vehicle platforms, missile systems, naval ships and submarines. We also manufacture high-performance components and systems used for space launch vehicles, satellites and spacecraft vehicles.
Within the space market, our portfolio includes satellite propulsion systems, radiation-hardened avionics, and integrated space vehicles for defense missions. This portion of the segment also provides launch vehicle actuation controls across all stages for commercial vehicles and serves as a key supplier for the NASA Space Launch System, supporting both the Artemis and Orion programs.
The Defense portion of the segment delivers multi-domain solutions involving systems, components, and steering controls for missiles and interceptors, which are critical to high-priority programs such as PAC-3 MSE, THAAD, and hypersonic platforms. The Company also offers turreted weapon systems, gun stabilization fire control, and ammunition loading capabilities for land-based defense platforms. For maritime applications, the segment provides surface-ship turret motion control and stabilization alongside quiet actuation systems designed specifically for submarines.
For LTM Q1’26, approximately 59% of sales in this segment were derived from the defense market and 41% from the space market. The customer base of this segment is predominantly composed of the U.S. Government and its OEMs at approximately 71% of sales, followed by 16% from commercial customers and 13% from other sources. Reflecting the long-cycle nature of these contracts, approximately 89% of revenue is recognized over time, with the remaining 11% recognized at a point-in-time.
Military Aircraft (LTM Q1’26 sales of $922 million, or 23% of total LTM Q1’26 sales)
We design, manufacture and integrate primary and secondary flight controls, mission-critical actuation systems, and products for various military fixed-wing aircraft and rotorcraft.
The segment provides these high-performance components to both OEMs and aftermarket customers, supporting platforms across their entire operational lifecycles. A cornerstone of the segment’s production portfolio is supporting the F-35 Lightning II Joint Strike Fighter, while its primary growth engine is currently the development of the Textron Bell MV-75 and various classified funded development initiatives. In the fixed-wing domain, Moog provides mission-critical controls for next-generation aircraft and Collaborative Combat Aircraft platforms, including the MQ-25 and XQ-58, as well as legacy U.S. and foreign fighters and the KC-46 tanker. The rotorcraft portfolio is equally robust, featuring content on the MV-75, V-22, and Black Hawk platforms, while also offering cockpit modernization and advanced autopilot controls.
Within the Military Aircraft segment, sales to the U.S. Government and its associated OEMs represents 75% of the total customer base for LTM Q1’26. Additionally, OEMs accounted for approximately 76% of sales, while aftermarket services—consisting of maintenance, upgrades, spares, repairs, and overhauls for military depots and existing fleets—comprised the remaining 24% in LTM Q1’26. Reflecting the long-cycle and highly specialized nature of these military contracts, approximately 84% of revenue is recognized over time, with the remaining 16% recognized at a point-in-time.
Commercial Aircraft (LTM Q1’26 sales of $953 million, or 24% of total LTM Q1’26 sales)
We design, manufacture and integrate primary and secondary flight-critical control systems and products for various commercial aircraft including widebody, narrowbody, business jets and regional jets for both OEM and aftermarket customers.
Our large commercial production programs include the Boeing 787 and the Airbus A350 programs. Our additional production programs include the Boeing 737 MAX, the Airbus A320 and A330, the Embraer E195-E2 and various Gulfstream business jets.
OEMs accounted for approximately 63% of sales, while aftermarket services—consisting of support for the maintenance, upgrades, spares, repairs and overhauls for aircraft operators worldwide—comprised

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the remaining 37% in LTM Q1’26. Approximately 71% of revenue is recognized over time, with the remaining 29% recognized at a point-in-time.
Industrial (LTM Q1’26 sales of $988 million, or 24% of total LTM Q1’26 sales)
We provide customized, high-performance motion control components and systems for industrial automation, medical, simulation and test and energy applications.
In industrial automation, approximately 43% of segment sales, the Company provides capital equipment—including heavy machinery, plastic injection molding, and metal forming presses—for OEMs such as Schuler and ARBURG, and also provides liquid cooling pumps for hyperscale data centers.
In medical, approximately 28% of segment sales, the Company supplies medical devices—including IV and enteral pumps and sets—for the U.S. and European home healthcare markets, and supplies components for CT machines, sleep apnea devices, and surgical handpieces.
In simulation and test, approximately 14% of segment sales, the Company offers simulation motion bases for civil aviation and defense training providers, including CAE and Flight Safety, and delivers automotive multi-axis test systems and controllers.
In energy, approximately 15% of segment sales, the Company provides off-shore platform swivels, power-generation turbine controls.
For LTM Q1’26, approximately 98% of sales are to commercial customers and 89% of revenue is recognized at a point-in-time.
Our Markets
We operate within the aerospace and defense and industrial markets. A common factor throughout our markets is the continuing demand for technologically advanced products.
The aerospace and defense markets represented approximately 75% of our 2025 sales. Our defense market, which represented 52% of our 2025 sales, is directly affected by defense funding levels and product demand, which have each recently increased. Our commercial aircraft market, which represented 23% of our 2025 sales, is aligning with our customers' current plans depending on a number of considerations. Within our various industrial markets, which represented 25% of our 2025 sales, our customers are affected by a broad range of factors.
Aerospace and Defense
Within aerospace and defense, we serve three end markets: defense, commercial aircraft and space.
The defense market is dependent on military spending for development and production programs. We have a growing development program order book for future generation aircraft and turret programs, and we strive to embed our technologies within the high-performance military programs of the future, including the Textron Bell MV-75. Aircraft production programs are typically long-term in nature, offering predictable capacity needs and future revenues. We maintain positions on numerous high priority programs, including the Lockheed Martin F-35 Lightning II. The large installed base of our products leads to attractive aftermarket sales and service opportunities. The tactical and strategic missile, missile defense and defense vehicle controls markets are dependent on many of the same market conditions as military aircraft, including overall military spending and program funding levels. At times when there are perceived threats to national security, U.S. and European defense spending can increase; at other times, defense spending can decrease. Future levels of defense spending are expected to increase in the near-term given current global tensions, but are subject to governmental approvals.
The commercial OEM aircraft market depends on a number of factors, including both the increasing global demand for air travel and increasing fuel prices. Both factors contributed to the demand for new, more fuel-efficient aircraft with lower operating costs, which has resulted in large production backlogs for Boeing and Airbus. Boeing and Airbus are producing widebody aircraft at rates to support their projected demand while continuing to work through their current supply-chain constraints. Any adjustments to their production rates affect the timing of the demand for our flight control systems.

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The commercial aftermarket is driven by usage and the age of the existing aircraft fleet for passenger and cargo aircraft, which drives the need for maintenance and repairs. We have seen higher demand levels for our maintenance services and spare parts due to the increased number of flight hours across existing fleets.
The space market is comprised of three customer markets: civil, U.S. defense and commercial space. The civil market, namely NASA, is driven by investment for exploration activities. The U.S. defense market is driven by government-authorized levels of defense spending, including funding for defense-related satellite and space vehicle technologies. Levels of U.S. defense spending could increase as there is growing emphasis on space as the next frontier of potential future conflicts. The commercial space market is driven by demand for small satellites, which increases the demand for increased launch vehicle capacity. Our launch vehicle and satellite components and systems will continue to benefit from increased investments in each of these markets.
Industrial
Within industrial, we serve two end markets: industrial and medical. The industrial market consists of industrial automation products, simulation and test products and energy generation and exploration products. The medical market consists of medical devices and medical component products.
The industrial market we serve with our industrial automation products is influenced by several factors including capital investment levels, the pace of product and technology innovation, economic conditions and cost-reduction efforts. A portion of our industrial automation customers serve the automotive market as well as the data center cooling market.
Our simulation and test products operate in markets that are largely affected by the same factors as our commercial aircraft market. Demand for our flight simulation systems will substantially match the airline training market and the change in domestic and foreign flight hours.
Our energy generation and exploration products operate in a market that is influenced by changing oil and natural gas prices, global urbanization and the resulting change in supply and demand for global energy. Drivers for global energy growth include investments in power generation infrastructure and exploration of new oil and gas resources.
The medical markets we serve, in general, are influenced by economic conditions, the current regulatory environment, hospital and outpatient clinic spending on equipment, population demographics, medical advances, patient demands and the need for precision control components and systems. Advances in medical technology and treatments have resulted in a greater need for medical services, which drive the demand for our medical devices and medical component products.
Our business strengths
Since our founding in 1951, we have concentrated on providing our customers with products designed and manufactured to the highest quality standards. In achieving what we believe is a leadership position in the high-performance precision controls market, we have capitalized on our strengths, which include:
Large installed base and high switching costs enhance our competitive moat.
Our technical capabilities, in conjunction with our approach of working closely with our customers to solve their most demanding precision controls challenges, have helped us develop our reputation as a premier supplier of motion control solutions for mission critical applications, while simultaneously cultivating a number of significant, long-standing customer relationships. These relationships have created a large installed base of proprietary products that are included within complex engineered systems during the initial design phase, effectively locking our product in for the life of a program, which can have a lifecycle of 30 to 50 years.
A rigorous regulatory environment further reinforces barriers to entry: replacing a mission-critical component typically requires a multi-year, capital-intensive certification process. Our structural entrenchment in programs with leading OEMs has resulted in institutional partnerships that competitors cannot easily replicate. By solving our customers’ most complex design and development challenges, we

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build upon our heritage as a leading supplier of high-performance precision controls, which in turn provides us with the opportunity to win content on new development and production programs. We also obtain stable aftermarket business on the installed base of products and systems. As a result, we believe we are a leader in many of the markets we serve, including aircraft flight controls, space and defense steering and fuel controls and certain industrial and energy controls.
Secular tailwinds support long-term growth.
Moog is strategically positioned to take advantage of numerous market tailwinds that are expected to support our long-term growth.
Rising geopolitical tensions in Ukraine, the Middle East, and the Indo-Pacific are expected to drive NATO allies’ defense spending from 2% to 3.5% of GDP by 2035. The U.S. Government has proposed a $1.5 trillion defense budget for FY 2027, representing an increase of approximately 50% over current funding levels.
Low current U.S. munitions inventory, hypersonics modernization and the upcoming golden dome initiative are prompting a multifold production increase across high priority missile systems. This environment is driving a substantial rebuild of missile arsenals, exemplified by a 7-year agreement to more than triple annual PAC-3 MSE interceptor production from 600 to 2,000 units, a program where Moog serves as a critical provider.
Growing global air travel demand and rising fuel prices are driving airlines to modernize fleets. The commercial aerospace segment is benefiting from a record industry-wide backlog of over 15,500 fuel-efficient aircraft, with major widebody programs like the Airbus A350 and Boeing 787 targeting production rate increases of 100% and 25%, respectively, by 2028.
We are also receiving demand for our products from the AI-driven data center market, where global capex is projected to reach $1.7 trillion by 2030, driving demand for liquid cooling components. Liquid cooling is expected to rapidly overtake air-based systems as the primary cooling solution driven by the need for higher efficiency systems.
Diversification across segments provides stable and consistent growth through cycles.
Moog benefits from diversity across segments, geography, and customers, which provides resilience through cycles. Sales are evenly balanced across Space and Defense (29%), Military Aircraft (23%), Commercial Aircraft (24%), and Industrial (24%) for the LTM Q1’26 period. This intentional diversification provides a natural hedge against market volatility by offsetting the inherent cyclicality of the commercial aerospace and industrial sectors with the long-cycle, non-discretionary nature of defense programs and high-growth industrial niches such as medical technology and AI data center cooling. Moog’s platform-agnostic strategy further enhances this stability; by securing sole-source positions on many major widebody, fighter, and rotorcraft program—including the F-35, Boeing 787, and Airbus A350—Moog seeks to ensure it remains a critical beneficiary of industry growth regardless of which specific platform dominates the market.
This diversification is reinforced by a geographic fiscal year 2025 revenue mix of 63% in the United States, 6% in Germany, and 31% across other international markets. By maintaining 20 operating locations across 20 countries, Moog seeks to capture low-cost manufacturing efficiencies while balancing our U.S. defense core with accelerating tailwinds in Europe and Asia-Pacific. Customer mix also spans the U.S. Government (including OEM channels) and commercial customers.
Ultimately, this comprehensive diversification has allowed Moog to achieve a 7% revenue CAGR over the past 20 years, and to establish a record $6.0 billion total backlog as of the end of fiscal year 2025, which provides for superior long-term earnings visibility and credit stability through multiple economic cycles.
Sustained margin expansion driven by simplification initiatives.
We have executed on a structural transformation of our operational model that has driven ongoing margin expansion. A core pillar of this initiative is an intentional portfolio shaping exercise, where we focused on investing in growing businesses and pruned businesses and products that no longer fit our core mission.

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We have also embarked on a multi-year plan to reduce global locations from a 2021 baseline of 83 to a target of 60 to 65 locations by the end of 2026. These efforts are underpinned by a data-driven 80/20 methodology that sharpens resource deployment and a factory optimization focus, which seeks to realign production facilities to meet market-specific needs and integrates automation to reduce manufacturing complexity and improve product lead times. This systematic approach has already delivered significant results, driving an approximately 190 bps expansion in Adjusted EBITDA margins from fiscal year 2023 to fiscal year 2025 and establishing a leaner, more profitable foundation.
Achieve target leverage levels with strong liquidity.
Moog maintains a highly disciplined capital structure characterized by low leverage and substantial liquidity. As of January 3, 2026, on an as adjusted basis after giving effect to the offering of the Notes pursuant to this offering memorandum and the use of the net proceeds therefrom as described in “Use of proceeds” and the entry into the Senior Bank Credit Facility, our net leverage would be 1.7x, which is at the low end of our long-term net leverage target. As of January 3, 2026, we supported our operational flexibility with $815 million in total liquidity, including $793 million of unused capacity under our $1.1 billion revolving credit facility. See “Description of certain other indebtedness.” We strategically manage our staggered debt maturity profile to minimize near-term refinancing risk. We believe this healthy balance sheet management provides Moog the ability to pursue a balanced capital deployment strategy that prioritizes organic investment and opportunistic M&A while maintaining a stable credit profile.
Our business strategy
Our strategy is to build upon our existing market leadership position and technical capabilities through an intensive focus on our three primary initiatives – innovation, simplification, and talent development – which in turn we believe will drive long-term growth in revenue and increased profitability.
Through our innovation efforts, we will continue to focus on an increase in our product and technological portfolio for the high-growth markets core to our business. In pursuing and achieving our strategic objectives, we expect to maintain a balanced, diversified portfolio in terms of markets served, product applications, customer base, and geographic presence. As part of our focus on simplification, we intend to utilize 80/20 principles to continually address the process by which we design, manufacture, and deliver products, with a focus on decoupling our revenue growth from our fixed cost base. While our staff has always been a great source of our strength, through our talent initiative, we seek to continually enhance the skills and capabilities of our staff, as we believe that they are the key to our future success.
Maintain our technological excellence by building upon our systems integration capabilities while solving our customers’ most demanding technical problems.
Our commitment to technological excellence is demonstrated by our work on high-priority, "once-in-a-generation" programs, such as PAC-3 MSE, and MV-75, which support our ability to expand our scope of supply and win significant content on future platforms. We believe our successes in recent years in being selected to supply precision control systems on a number of significant platforms—including the Lockheed Martin F-35 Lightning II, Boeing 787, Airbus A350, and NASA’s Space Launch System—owes in large part to the strong reputation we have successfully built, and is reflected in our record total backlog of $6.0 billion as of the end of fiscal year 2025. By taking advantage of our strong market position and deep relationships with key customers in high-end precision controls markets, we continue to build our credentials as an innovative, capable, and reliable systems integrator and subsystems supplier.
Take advantage of our distinctive global capabilities and strong engineering heritage to innovate.
Our global network of international operations, in concert with our strong base in the United States, provides us with distinctive opportunities to reach across the markets we serve worldwide. While our aerospace OEM activity is concentrated in the United States and Europe, our aerospace aftermarket business is global in nature. Our extensive global presence is complemented by our Company’s deep-seated engineering-focused culture; our operating philosophy is to identify centers of excellence for design, manufacture and aftermarket service, as well as collaborate globally to address our customers’ complex engineering requirements–such as our expanding work in liquid cooling pumps for hyperscale

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data centers. With our objective of providing increasing value to our customers, we are able to take advantage of the synergies that result from sharing resources and capabilities across our operating units throughout the world.
Continue to grow our profitable aftermarket business.
We market spare and replacement parts and repair services directly to our aerospace and industrial customers through our extensive network of U.S. operations and international subsidiaries. Our aftermarket business generally is higher margin than our OEM business, and it provides a continuing revenue stream for many years both during and after the end of OEM production of a given program. In the commercial aircraft market, our increased scope of supply on next-generation airframes has allowed us to establish our Moog Total Support program to provide customized aftermarket and service packages to global commercial airline customers. We have also experienced aftermarket growth in the military aircraft space, particularly as more F-35 Lightning II aircraft are placed into service and through significant spares orders for programs like the V-22.
Capitalize on strategic opportunities.
We intend to enhance our existing product offerings and drive organic growth through continued investment in internal research and development activities and teaming with our customers in development initiatives. Simultaneously, we will continue to seek to augment our organic growth strategy through the pursuit of selective, strategic acquisitions, focusing on targets with approximately $50 to 300 million in annual sales, and which have potential to increase our EBITDA margin. We have made several acquisitions in recent years that have broadened our product offerings and the core markets we serve. For example, in July 2025, we acquired COTSWORKS Inc., a manufacturer of fiber optic transceivers and assemblies used in major aerospace and defense programs across both the U.S. and international markets.
Enhance operating processes through a continuous focus on simplification.
We continue to pursue cost and cycle time reductions, as well as reductions in our overall investment in working capital, by using 80/20 initiatives to improve efficiency and maximize value to all of our stakeholders without compromising quality. While our well-established low-cost manufacturing centers continue to provide us with a competitive advantage, we are further improving cost performance through factory optimization, realigning production facilities to meet market-specific needs and increasing automation to reduce manufacturing complexity.
Recent developments
2027 Notes Redemption
We intend to use the net proceeds from this offering, together with cash on hand, to redeem all $500.0 million aggregate principal amount outstanding of the Company’s 4.250% Senior Notes due 2027 (the
“2027 Notes”), including any accrued and unpaid interest thereon.
On March 4, 2026, we issued a conditional notice of redemption to the holders of the 2027 Notes. The redemption price for the 2027 Notes will be equal to 100% of the aggregate principal amount of the 2027 Notes to be redeemed plus accrued and unpaid interest on the 2027 Notes to be redeemed, to, but excluding, the redemption date. This offering is not conditioned upon the redemption of the 2027 Notes. This offering memorandum does not constitute a notice of redemption of the 2027 Notes.

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Summary financial data
The summary historical consolidated financial information as of September 27, 2025, September 28, 2024, and September 30, 2023 and for three fiscal years in the three year period ended September 27, 2025 has been derived from, and should be read together with, our audited consolidated financial statements and accompanying notes incorporated by reference in this offering memorandum. The summary historical consolidated financial information for the three months ended January 3, 2026 and December 28, 2024 and as of January 3, 2026 and December 28, 2024 has been derived from our unaudited consolidated financial statements and accompanying notes incorporated by reference in this offering memorandum. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, except as stated in the related notes thereto, and include all normal recurring adjustments that, in the opinion of management, are necessary to state fairly our financial condition and results of operations for such periods. The results of operations for the three months ended January 3, 2026 and December 28, 2024 presented below are not necessarily indicative of results for the entire fiscal year. Our historical results are not necessarily indicative of future operating results. Various factors will have an effect on our financial condition and results of operations.
You should read this summary historical consolidated financial information in conjunction with the information under “Risk factors” and “Capitalization” included elsewhere in this offering memorandum, as well as the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in our 2025 10-K and our Quarterly Report on Form 10-Q for the quarter ended January 3, 2026, each of which is incorporated by reference in this offering memorandum.

	Fiscal year			Three months ended		Twelve months ended
(dollars in thousands)	2023	2024	2025	December 28, 2024	January 3, 2026	January 3, 2026

Statement of operations data:
Net sales	3,316,190	3,608,960	3,860,624	907,882	1,100,346	4,053,088
Cost of sales	2,414,090	2,589,525	2,794,802	662,804	806,106	2,938,104
Inventory write-down	4,345	7,027	8,474	—	—	8,474
Gross profit	897,755	1,012,408	1,057,348	245,078	294,240	1,106,510
Research and development	106,551	112,773	93,671	23,605	24,634	94,700
Selling, general and administrative	474,937	501,253	553,968	128,137	148,959	574,790
Interest	59,838	66,330	72,075	16,248	17,195	73,022
Asset impairment and fair value adjustment	14,628	22,149	5,374	—	—	5,374
Restructuring	7,997	23,788	10,015	3,784	1,451	7,682
Loss on sale of businesses	900	—	—	—	—	—
Gain on sale of buildings	(10,030)	(979)	—	—	—	—
Pension settlement	12,542	—	—	—	—	—
Other	8,872	17,348	9,597	(1,131)	787	11,515
Earnings before income taxes	221,520	269,746	312,648	74,435	101,214	339,427
Income taxes	46,364	60,960	77,620	16,909	22,363	83,074
Net earnings	175,156	208,786	235,028	57,526	78,851	256,353

Balance sheet data (at period end):
Cash and cash equivalents	68,959	61,694	62,013	73,448	73,359
Total assets	3,768,347	4,077,647	4,426,055	4,181,848	4,551,893
Long-term debt, excluding current installments	863,092	874,139	944,123	1,104,151	1,052,312
Total liabilities	2,166,590	2,248,830	2,433,500	2,395,314	2,486,093
Total shareholders’ equity	1,601,757	1,828,817	1,992,555	1,786,534	2,065,800

Statement of cash flows data:
Net cash provided (used) by operating activities	139,651	197,862	273,086	(132,910)	(44,768)	361,228
Net cash (used) by investing activities	(167,170)	(155,592)	(175,256)	(19,122)	(31,471)	(187,605)
Net cash provided (used) by financing activities	(22,708)	(48,201)	(98,291)	163,867	87,722	(174,436)

Additional data:
Depreciation and amortization	89,304	96,027	103,728	24,752	27,598	106,574
Purchase of property, plant and equipment	177,309	151,995	144,731	32,778	34,380	146,333
Total backlog(1)	5,150,000	5,060,000	6,010,000	5,420,000	7,210,000	7,210,000

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12-month backlog(2)	2,420,000	2,500,000	3,000,000	2,500,000	3,260,000	3,260,000
Free Cash Flow(3)	(37,658)	20,867	128,355	(165,688)	(79,148)	214,895
Free Cash Flow Conversion(3)	(18.7)%	8.2%	46.1%	(266.9)%	(94.0)%	71.4%
Adjusted Net Earnings(4)	201,166	253,844	278,685	62,070	84,193	300,808
EBITDA(5)	370,662	432,103	488,451	115,435	146,007	519,023
Adjusted EBITDA(5)	402,093	485,500	540,113	121,491	153,059	571,681
Adjusted EBITDA Margin(5)	12.1%	13.5%	14.0%	13.4%	13.9%	14.1%
Adjusted Operating Profit(6)	362,927	457,862	501,268	109,660	142,498	534,106
Adjusted Operating Margin(6)	10.9%	12.7%	13.0%	12.1%	13.0%	13.2%
Adjusted Operating Profit—Space and Defense(7)			150,640	29,710	47,832	168,762
Adjusted Operating Margin—Space and Defense(7)			13.5%	12.0%	14.8%	14.2%
Adjusted Operating Profit—Military Aircraft(7)			109,631	24,200	29,452	114,883
Adjusted Operating Margin—Military Aircraft(7)			12.3%	11.3%	11.9%	12.5%
Adjusted Operating Profit—Commercial Aircraft(7)			111,793	25,767	28,414	114,440
Adjusted Operating Margin—Commercial Aircraft(7)			12.4%	11.8%	10.6%	12.0%
Adjusted Operating Profit—Industrial(7)			129,204	29,983	36,800	136,021
Adjusted Operating Margin—Industrial(7)			13.5%	13.1%	14.1%	13.8%

Pro forma financial data(8):
Senior Debt(9)(10)						1,057,500
Net Debt(9)						997,575
Secured debt (per Description of notes)						557,000
Ratio of Net Debt to Adjusted EBITDA						1.7x
Ratio of secured debt to Adjusted EBITDA						1.0x
(1)    Total backlog is defined as confirmed orders we believe will be recognized as revenue, although we note that backlog dollars may not necessarily convert into sales.
(2)    12-month backlog is defined as confirmed orders we believe will be recognized as revenue in the next twelve months.
(3)    Free Cash Flow is defined as net cash provided (used) by operating activities, less purchase of property, plant and equipment, less the benefit from the Receivables Purchase Agreement. Free Cash Flow Conversion is defined as Free Cash Flow divided by Adjusted Net Earnings. Set forth below is our calculation of Free Cash Flow:

	Fiscal year			Three months ended		Twelve months ended
(dollars in thousands)	2023	2024	2025	December 28, 2024	January 3, 2026	January 3, 2026

Net cash provided (used) by operating activities	139,651	197,862	273,086	(132,910)	(44,768)	361,228
Purchase of property, plant and equipment	177,309	151,995	144,731	32,778	34,380	146,333
Receivables purchase program/securitization	—	25,000	—	—	—	—
Free Cash Flow	(37,658)	20,867	128,355	(165,688)	(79,148)	214,895
Free Cash Flow Conversion	(18.7)%	8.2%	46.1%	(266.9)%	(94.0)%	71.4%

EX 99.1
(4)    Adjusted net earnings reflects our net earnings after adjusting the effect on net earnings of specified items as more fully described in the reconciliation table below:

	Fiscal year			Three months ended		Twelve months ended
(dollars in thousands)	2023	2024	2025	December 28, 2024	January 3, 2026	January 3, 2026

Net earnings	175,156	208,786	235,028	57,526	78,851	256,353
Program terminations(a)	1,332	1,992	7,834	—	1,324	9,158
Simplification initiatives(b)(g)	13,550	43,293	27,080	6,056	1,989	23,013
Dispute resolution(c)	—	—	11,917	—	—	11,917
Investment losses(d)	2,613	5,294	3,000	—	—	3,000
Acquisition and integration(e)	—	(487)	2,958	—	3,606	6,564
Pension settlement	12,542	—	—	—	—	—
Other charges(f)	1,394	3,305	2,573	—	133	2,706
Tax effect of adjustments	(5,421)	(8,339)	(11,705)	(1,512)	(1,710)	(11,903)
Adjusted Net Earnings	201,166	253,844	278,685	62,070	84,193	300,808
(a)Charges include costs related to the termination of significant development, production, or support programs, such as write-off and impairments of inventory and long-lived assets, contract termination costs, and other charges.
(b)Charges include costs related to footprint rationalization, portfolio shaping and legal entity re-organization activities, such as facility closure costs, employee severance and retention costs, write-off and impairments of inventory and long-lived assets, and other charges.
(c)Charges include costs related to a dispute with a customer. The circumstances giving rise to this matter are unique and outside the ordinary course of business. These charges consist primarily of third-party legal services and related settlement costs.
(d)Charges include impairment losses on minority investments.
(e)Charges include costs related to acquisitions such as amortization of inventory fair value step-up and professional services fees. Charges also include costs related to integrating the businesses, such as employee severance and retention costs, professional services fees, legal entity and facility rationalization costs and other related charges.
(f)Other charges include business interruptions from natural causes, litigation matters, and other items that are not part of normal operations.
(g)Charges for fiscal year 2025 and LTM Q1’26 include tax impact of legal entity reorganization activities.

(5)    EBITDA is defined as net earnings before income taxes, interest and depreciation and amortization. We believe EBITDA is a useful supplement to net earnings in understanding our performance and our ability to meet our future debt service costs and capital expenditure requirements. EBITDA does not represent net earnings as defined by GAAP and is not a measure of performance or liquidity under GAAP. Accordingly, EBITDA should not be construed as an alternative to net earnings, net cash provided (used) by operating activities or other measures as determined in accordance with GAAP as a measure of our performance or liquidity. Our definition of EBITDA may differ from the definition of EBITDA used by other companies and may not be comparable to similarly titled measures of other companies.
        Adjusted EBITDA does not represent net earnings or net cash provided by operating activities as defined by GAAP. Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Accordingly, Adjusted EBITDA should not be construed as an alternative to net earnings or other measures as determined in accordance with GAAP as an indication of our operating performance. However, management believes these adjusted financial measures may be useful in evaluating the financial condition and results of operations of the Company. See “Non-GAAP financial measures.”
        This definition of Adjusted EBITDA differs from the amounts calculated under the definition of Consolidated EBITDA contained in our Senior Bank Credit Facility and as defined and used in the section entitled “Description of notes.” We do not intend to provide Adjusted EBITDA information for future quarterly periods in earnings press releases, filings with the SEC or in response to inquiries.

EX 99.1
        Set forth below is our calculation of EBITDA and Adjusted EBITDA. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net sales.

	Fiscal year			Three months ended		Twelve months ended
(dollars in thousands)	2023	2024	2025	December 28, 2024	January 3, 2026	January 3, 2026

Net earnings	175,156	208,786	235,028	57,526	78,851	256,353
Income taxes	46,364	60,960	77,620	16,909	22,363	83,074
Interest	59,838	66,330	72,075	16,248	17,195	73,022
Depreciation	77,763	85,878	94,013	22,429	24,885	96,469
Amortization	11,541	10,149	9,715	2,323	2,713	10,105
Program terminations	1,332	1,992	7,834	—	1,324	9,158
Simplification initiatives	13,550	43,293	23,380	6,056	1,989	19,313
Dispute resolution	—	—	11,917	—	—	11,917
Investment losses	2,613	5,294	3,000	—	—	3,000
Acquisition and integration	—	(487)	2,958	—	3,606	6,564
Pension settlement	12,542	—	—	—	—	—
Other charges	1,394	3,305	2,573	—	133	2,706
Adjusted EBITDA	402,093	485,500	540,113	121,491	153,059	571,681
Adjusted EBITDA Margin	12.1%	13.5%	14.0%	13.4%	13.9%	14.1%

(6)    Set forth below is our calculation of Adjusted Operating Profit. Adjusted Operating Margin is defined as Adjusted Operating Profit divided by net sales.

	Fiscal year			Three months ended		Twelve months ended
(dollars in thousands)	2023	2024	2025	December 28, 2024	January 3, 2026	January 3, 2026

Operating Profit	344,038	404,465	449,606	103,604	135,446	481,448
Program Terminations	1,332	1,992	7,834	—	1,324	9,158
Simplification initiatives	13,550	43,293	23,380	6,056	1,989	19,313
Dispute resolution	—	—	11,917	—	—	11,917
Investment losses	2,613	5,294	3,000	—	—	3,000
Acquisition and integration	—	(487)	2,958	—	3,606	6,564
Other charges	1,394	3,305	2,573	—	133	2,706
Adjusted Operating Profit	362,927	457,862	501,268	109,660	142,498	534,106
Adjusted Operating Margin	10.9%	12.7%	13.0%	12.1%	13.0%	13.2%

EX 99.1
(7)    Set forth below is our calculation of Adjusted Operating Profit and Adjusted Operating Margin by segment:

	Fiscal year	Three months ended		Twelve months ended
(dollars in thousands)	2025	December 28, 2024	January 3, 2026	January 3, 2026

Space and Defense:
Operating Profit	131,137	28,780	42,770	145,127
Simplification initiatives	4,566	930	1,323	4,959
Dispute resolution	11,917	—	—	11,917
Acquisition and integration	2,958	—	3,606	6,564
Other charges	62	—	133	195
Adjusted Operating Profit	150,640	29,710	47,832	168,762
Adjusted Operating Margin	13.5%	12.0%	14.8%	14.2%

Military Aircraft:
Operating Profit	98,757	23,609	28,128	103,276
Program terminations	7,834	—	1,324	9,158
Simplification initiatives	591	591	—	—
Other charges	2,449	—	—	2,449
Adjusted Operating Profit	109,631	24,200	29,452	114,883
Adjusted Operating Margin	12.3%	11.3%	11.9%	12.5%

Commercial Aircraft:
Operating Profit	111,793	25,767	28,414	114,440
Adjusted Operating Profit	111,793	25,767	28,414	114,440
Adjusted Operating Margin	12.4%	11.8%	10.6%	12.0%

Industrial:
Operating Profit	107,919	25,448	36,134	118,605
Simplification initiatives	18,223	4,535	666	14,354
Investment losses	3,000	—	—	3,000
Other charges	62	—	—	62
Adjusted Operating Profit	129,204	29,983	36,800	136,021
Adjusted Operating Margin	13.5%	13.1%	14.1%	13.8%

(8)    Gives effect to the offering of the Notes pursuant to this offering memorandum and the use of the net proceeds therefrom as described in “Use of proceeds” and the entry into the Senior Bank Credit Facility, as if each had occurred as of January 3, 2026. See “Use of proceeds” and “Capitalization” in this offering memorandum.

(9)    Senior Debt reflects indebtedness under the Senior Bank Credit Facility, the 2027 Notes and the SECT Facility (as defined herein). Net Debt is defined as Senior Debt minus cash and cash equivalents. Set forth below is our calculation of Net Debt:

At
(dollars in thousands)	January 3, 2026

Senior Debt	1,057,000
Cash and cash equivalents	59,425
Net Debt	997,575

(10)    Reflects $553.0 million of borrowings under our Senior Bank Credit Facility, $500.0 million aggregate principal amount of Notes offered hereby, no borrowings under our receivables financing program and $4.0 million of other senior debt.

EX 99.1
Capitalization
The following table sets forth our consolidated cash and cash equivalents and capitalization as of January 3, 2026 on:
•an actual basis; and
•an as adjusted basis after giving effect to the offering of the Notes pursuant to this offering memorandum and the use of the net proceeds therefrom as described in “Use of proceeds” and the entry into the Senior Bank Credit Facility.

You should read the following information in conjunction with the information contained in “Use of proceeds,” “Description of certain other indebtedness,” and Moog’s financial statements and related notes included elsewhere or incorporated by reference in this offering memorandum.

	As of January 3, 2026
(dollars in thousands)	Actual	As adjusted
Cash and cash equivalents	$73,359	$ 59,425

Long-term debt:
Senior Bank Credit Facility(1)(2)
Revolving Credit Facility	$ 303,000	$ 303,000
Term Loan A Facility	250,000	250,000
Receivables financing program	—	—
Other senior debt(3)	4,000	4,000
2027 Notes(4)	500,000	—
Notes offered hereby	—	500,000

Total debt	1,057,000	1,057,000

Total shareholders’ equity	2,065,800	2,065,800

Total capitalization	$ 3,122,800	$ 3,122,800

(1)See “Summary—Recent developments—Senior Bank Credit Facility” and “Description of certain other indebtedness.”

(2)As of January 3, 2026, after giving effect to the offering of the Notes pursuant to this offering memorandum and the use of the net proceeds therefrom as described in “Use of proceeds” and the entry into the Senior Bank Credit Facility, we would have had $793.0 million available for borrowing under our Senior Bank Credit Facility (after deducting approximately $4.0 million of outstanding letters of credit and other limitations).

(3)We are a guarantor of the SECT Facility, a $25.0 million revolving credit facility made available to the Moog Inc. Stock Employee Compensation Trust. As of January 3, 2026, there were $4.0 million of outstanding borrowings under the SECT Facility. See “Description of certain other indebtedness—Our short-term credit facilities and guarantees.”

(4)We intend to use the net proceeds from this offering, together with cash on hand, to redeem all $500.0 million aggregate principal amount outstanding of the 2027 Notes, including any accrued and unpaid interest thereon. See “Summary—Recent developments—2027 Notes Redemption” and “Use of proceeds.”